AMENDMENT NUMBER TWO

TO THE

PAUL MUELLER COMPANY

NONCONTRACT EMPLOYEES RETIREMENT PLAN

(As Restated Effective January 1, 2000)

Section 16.01 of the Paul Mueller Company Noncontract Employees Retirement Plan (the "Plan") provides that the Board of Directors of the Company may amend the Plan at any time and for any reason. In accordance with the provisions of that Section, the Plan is hereby amended as follows:

1. Paragraph 1.12(b) is revised to read as follows:

(b) January 1, 1994, to December 31, 2001. For Plan Years beginning after December 31, 1993, but before January 1, 2002, a Participant's annual Compensation shall be limited to the "OBRA '93 Annual Compensation Limit" for each calendar year. The "OBRA '93 Annual Compensation Limit" is $150,000, as adjusted by the Commissioner of the Internal Revenue Service for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Code. The cost-of-living adjustment in effect for a calendar year shall apply to any Plan Year beginning in such calendar year. If Compensation earned during any prior Plan Year is taken into account in determining a Participant's benefits accruing in a Plan Year beginning after December 31, 1993, but before January 1, 2002, the Participant's Compensation for that prior Plan Year shall be subject to the OBRA '93 Annual Compensation Limit in effect for that prior Plan Year. For this purpose, the OBRA '93 Annual Compensation Limit for any Plan Year beginning before December 31, 1993, is $150,000, unadjusted for any subsequent increases in the cost of living.

2. The following new Paragraph 1.12(c) is inserted immediately after the existing Paragraph 1.12(b):

(c) After December 31, 2001. For Plan Years beginning after December 31, 2001, a Participant's annual Compensation shall not exceed $200,000, as adjusted by the Secretary of the Treasury pursuant to Section 401(a)(17) of the Code. The cost-of-living adjustment in effect for a calendar year shall apply to any Plan Year beginning in such calendar year. If Compensation earned during any prior Plan Year is taken into account in determining a Participant's benefits accruing in a Plan Year beginning after December 31, 2001, the Participant's annual Compensation limit in effect during that prior Plan Year shall be $200,000, unadjusted for any subsequent increases in the cost of living.

3. Section 8.15 is revised to read as follows:

Direct Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a "distributee's" election, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an "eligible rollover distribution" paid directly to an "eligible retirement plan" specified by the distributee in a "direct rollover," but only if that eligible retirement plan agrees to accept such eligible rollover distribution. For purposes of this Section, the following terms shall have the meaning ascribed to them below:

(a) Eligible Rollover Distribution. An "eligible rollover distribution" is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; any hardship distribution (provided, however, that prior to January 1, 2002, this exclusion shall apply only if the distribution is described in Section 401(k)(2)(B)(i)(IV) of the Code); or the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(b) Eligible Retirement Plan. An "eligible retirement plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, a qualified retirement plan described in either of Code Sections 401(a) or 403(a), a tax-sheltered annuity plan described in Code Section 403(b), or an eligible plan under Code Section 457(b) that is maintained by a state, a political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan.

(c) Distributee. A "distributee" includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse, and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(d) Direct Rollover. A "direct rollover" is a payment by the Plan to the eligible retirement plan specified by the distributee.

4. The final sentence of Section 12.02 is revised to read as follows:

For purposes of this Section, the Cumulative Accrued Benefits and Cumulative Accounts of an individual shall be disregarded if the individual has not performed any services for which he or she received compensation from the Employer (other that benefits under the Plan) at any time during the one-year period ending on the Determination Date.

5. The following new Paragraph 12.04(d) is inserted immediately after the existing Paragraph 12.04(c):

(d) For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining Years of Credited Service with the Employer, any service with the Employer shall be disregarded to the extent such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

6. Subparagraph 12.05(c)(iv) is revised to read as follows:

(iv) The balance to a Participant's or former Participants accounts and the value of the Participant's benefits shall be increased by the aggregate amount of any distributions made on his or her account under the plan or plans during the ~~5~~one-year period ending on the Determination Date (or five-year period ending on the Determination Date in the case of any distribution made for a reason other than termination from employment, death, or disability). The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2) of the Code.

7. Paragraph 12.05(e) is revised to read as follows:

(e) The words "Key Employee" shall mean any Participant (including the spouse or other beneficiary of such Participant) who, at any time during the Plan Year ~~i~~s:

(i) An officer of an Employer or an Affiliated Employer having an aggregate annual Compensation from the Employer and its Affiliated Employers of more than $130,000 (as adjusted under Section 416(i) of the Code), but in no event shall more than 50 employees or, if less, the greater of (A) three employees, or (B) 10% of the aggregate number of employees of the Employer and its Affiliated Employers, be taken into account under this Subparagraph (e)(i) as officers of an Employer or an Affiliated Employer;

(ii) A person owning more than 5% of the Employer (within the meaning of Section 416(i)(1)(B)(i) of the Code); or

(iii) A person having an aggregate annual Compensation from the Employer and its Affiliated Employers of more than $150,000 and owning more than 1% of the Employer (within the meaning of Section 416(i)(1)(B)(ii) of the Code).

For purposes of applying Section 318 of the Code to the provisions of this Paragraph (e), Section 318(a)(2)(C) of the Code shall be applied by substituting "5 percent" for "50 percent."

The changes made by this Amendment shall be effective as of January 1, 2002. Certain of the changes made by this Amendment are intended to reflect a "good faith" interpretation of the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"), and shall thus be interpreted in a manner consistent therewith.

IN WITNESS WHEREOF, Paul Mueller Company has caused this Amendment to be duly executed on its behalf this 2nd day of April 2003.

PAUL MUELLER COMPANY

By: /S/ DANIEL C. MANNA

Title: PRESIDENT

ATTEST:

By: /S/ DONALD E. GOLIK

Title: SENIOR VICE PRESIDENT & CFO